Exhibit 10.1

TANDUS GROUP, INC.

EMPLOYMENT AND SEPARATION AGREEMENT

THIS AGREEMENT is made as of August 31, 2006, between Tandus Group, Inc. (“Parent”), Collins & Aikman Floorcoverings, Inc. (the “Company”), and Edgar M. Bridger (“Executive”).

Contemporaneously with the execution of this Agreement, Executive delivered to Parent and the Company the letter attached as Exhibit A hereto, pursuant to which Executive resigned from the board of directors of Parent, the Company and each of the Subsidiaries (as defined below) and consented to amendment of the CAF Holdings, Inc. Investor Rights Agreement dated as of January 25, 2001 (as amended from time to time, the “Investor Rights Agreement”) to provide for such resignation notwithstanding his continuing service as Chief Executive Officer of Parent under the terms of this Agreement. In consideration of the mutual covenants contained herein and the General Release executed and delivered by Executive to the Company on the date hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Executive is employed by the Company. The Company shall continue to employ Executive, and Executive hereby agrees that his continuing employment with the Company shall be, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties.

(a) Until execution of this Agreement, Executive served as the chief executive officer and president of Parent and the Company, a director of Parent and the Company, an employee of the Company, and as chief executive officer, president and/or chairman of certain of the Subsidiaries and served in no other positions or capacities in respect of Parent or the Company. During the Executive Employment Period (as defined below), but only until the date on which the Company hires a replacement chief executive officer, Executive shall serve as the chief executive officer and president, and remain an employee, of the Company and shall have the normal duties, responsibilities, functions and authority of the chief executive officer and president, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During such period, Executive shall (i) render such administrative, sales, marketing, financial and other executive and managerial services to the Company which are consistent with Executive’s position as the Board may from time to time direct and (ii) cooperate with the Company in recruiting and hiring a replacement chief executive officer as reasonably requested by the Company. From the date upon which a replacement chief executive officer is hired by the Company until the Separation Date (as defined below) (or, if earlier, the date on which Executive becomes Disabled (as defined below) or incapacitated (as determined by the Board in its good faith judgment)), Executive shall serve the Company in such capacity (and with such title) as is reasonably requested by the Board to facilitate the transition from Executive to the replacement chief executive officer.

(b) During the Executive Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries. During any portion of the Employment Period other than the Executive Employment Period, Executive shall render only such services as are specifically requested by the Company’s chief executive officer from time to time in writing, shall only have such powers and authority as are expressly granted by the Board or the Company’s chief executive officer from time to time in writing, and shall perform all such services, if any, from his personal residence. During the Consultancy Period (as defined below), Executive shall render such administrative, sales, marketing, financial and other executive and managerial services on behalf of the Company and the Subsidiaries as the Board or the Company’s chief executive officer may reasonably request from time to time in writing. Executive shall perform his duties, responsibilities and functions to the Company and the Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and the Subsidiaries’ policies and procedures in all material respects.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

(d) Executive currently serves as chief executive officer and president of Parent, but is not an employee of Parent. Executive also currently serves as chief executive officer, president and/or chairman of certain of the Subsidiaries. Executive shall continue to serve in such manner as the chief executive officer, president and/or chairman, as applicable, of Parent and such Subsidiaries, without compensation, with the normal duties, responsibilities, functions and authority of the chief executive officer, president and/or chairman, as applicable, subject to the power and authority of the Board of Directors of Parent and each of such Subsidiaries to remove Executive at any time from any or all of such positions with the respective entity for any or no reason and subject to Executive’s resignation from such positions at any time by written notice to Parent and such Subsidiaries as appropriate.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $380,000 per annum (the “Base Salary”), which salary shall be pro rated based on the number of days elapsed during any partial year and be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit programs in which Executive participates as of the date of this Agreement, as amended and as they apply generally to Company employees from time to time hereafter.

(b) During the Consultancy Period, subject to the conditions set forth in Section 3(d) below, Executive shall be entitled to (i) consulting fees payable at the rate of $380,000 per year, which consulting fees shall be pro rated based on the number of days elapsed during any partial year and be payable by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time (the “Consulting Fees”), and (ii) health insurance benefits pursuant to benefit programs as in effect on January 27, 2007, as amended and as they apply to consultants to the Company from time to time thereafter (“Health Benefits”). Notwithstanding the foregoing, Executive shall not be entitled to Health Benefits with respect to any period commencing on or after such time as Executive commences any relationship with a third party if (x) in connection therewith he is eligible to participate in such third party’s health plan (regardless of whether Executive participates in such plan) or (y) such relationship, if recharacterized as an employment relationship, would cause Executive to be eligible to participate in such third party’s health plan.

(c) During the Severance Period (as defined below), but only for so long as no Contract Breach (as defined below) shall have occurred and subject to the conditions set forth in Section 3(d) below, Executive shall be entitled to severance payments at the rate of $380,000 per year, which severance payments shall be pro rated based on the number of days elapsed during any partial year and be payable by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time (the “Severance Payments”).

(d) Executive shall not in any event be entitled to any Consulting Fees or Health Benefits during the Consultancy Period, or any Severance Payments during the Severance Period, unless (i) within the first 30 days of the Consultancy Period, Executive shall have executed and delivered to the Company the General Release in form and substance as set forth in Exhibit B attached hereto and the General Release shall have become effective, and (ii) each provision of the General Release and each provision of Section 5, Section 6 or Section 7 of this Agreement shall be valid and remain binding on Executive, Executive shall not at any time have claimed in writing that any provision of the General Release or of Section 5, Section 6 or Section 7 of this Agreement is not, or shall have ceased to be, valid and binding on Executive, and Executive shall not have breached any of such provisions. Except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law, Executive shall not be entitled to any salary, benefits, consulting fees, severance payments or other compensation after the Separation Date except (x) during the Consultancy Period, if any, Consulting Fees and Health Benefits to the extent required pursuant to Section 3(b) above, and (y) during the Severance Period, if any, Severance Payments to the extent required pursuant to Section 3(c) above.

(e) During the Employment Period, the Company shall reimburse Executive for reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, and during the Consultancy Period, if any, the Company shall reimburse Executive for reasonable business expenses incurred by him in the course of performing his duties and responsibilities as specifically requested hereafter in writing by the Board or the Company’s chief executive officer. In any event, the Company shall be obligated to reimburse Executive only to the extent consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) In addition to the Base Salary, so long as Executive does not resign from his positions as chief executive officer or president of the Company (other than at the written request of the Board), is not terminated for Cause (as defined below) and otherwise complies with his obligations under this Agreement, Executive shall be eligible to receive a bonus pursuant to the Company’s existing bonus plan for the Company’s 2006 fiscal year ending January 27, 2007 (“Fiscal 2006”).

(g) All amounts payable to Executive as compensation hereunder, whether during or with respect to the Employment Period, any Consultancy Period or any Severance Period, shall be subject to all required and customary withholding by the Company and the Subsidiaries.

4. Term.

(a) The “Employment Period” shall begin on the date of this Agreement and end on the first to occur of (i) January 27, 2007, (ii) Executive’s death, or (iii) termination by the Company at any time for Cause or Executive’s resignation other than at the written request of the Board (the date on which such period ends, whether pursuant to clause (i), (ii), or (iii) preceding, the “Separation Date”). If, prior to the Separation Date, Executive (x) resigns at the written request of the Board from his positions as chief executive officer and president of the Company, (y) is terminated by the Company without Cause, from his positions as chief executive officer and president of the Company, or (z) becomes Disabled or incapacitated (as determined by the Board in its good faith judgment), the “Executive Employment Period” shall mean that portion of the Employment Period that ends on the date upon which the first of the events described in clauses (x), (y) and (z) preceding occurs. Except as otherwise provided herein, any termination of the Employment Period, or termination of Executive from his officer positions as described in clause (y) above, by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If and so long as Executive remains employed by the Company pursuant to this Agreement through January 27, 2007, Executive shall be entitled to a Consultancy Period. In such event, the “Consultancy Period” shall commence on January 28, 2007, shall continue only so long as Executive has complied and continues to comply in all respects with his obligations under this Agreement, and shall end not later than July 27, 2008. During the Consultancy Period, Executive shall render consulting services to the Company and the Subsidiaries as reasonably requested by the Company, through the Board or the Company’s chief executive officer from time to time. The Company may terminate the Consultancy Period at any time for Cause (other than solely pursuant to clause (iii) of the definition thereof) by written notice to Executive.

(c) If the Company terminates the Consultancy Period for Cause as permitted by Section 4(b) above, or if Executive dies during the Employment Period or the Consultancy Period, then the period from the date of such termination for Cause or death through July 27, 2008 shall be deemed the “Severance Period” for purposes hereof. Notwithstanding the foregoing, if the Company terminates the Consultancy Period for Cause on account of a Contract Breach, there shall be no Severance Period and Executive shall not be entitled to any salary, consulting fees, severance payments or other compensation or benefits from the Company or the Subsidiaries with respect to any period commencing on or after the date of such termination of the Consultancy Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law. The foregoing shall not be in limitation of, but in addition to, any remedy or remedies available to the Company or Parent on account of such Contract Breach.

(d) If the Employment Period is terminated by the Company for Cause or Executive resigns (other than at the written request of the Board), Executive shall be entitled to receive Base Salary only through the Separation Date and shall not be entitled to any salary, consulting fees, severance payments or other compensation or benefits from the Company or the Subsidiaries with respect to any period commencing on or after the Separation Date, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(e) The Company may offset any amounts Executive owes it or any of the Subsidiaries against any amounts it or the Subsidiaries owes Executive hereunder.

(f) For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony, the commission of any other crime which involves moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to Parent, the Company or any of the Subsidiaries or any customer or supplier of any of the foregoing, (ii) conduct that brings or is reasonably likely to bring Parent, the Company or any of the Subsidiaries into public disgrace or disrepute, (iii) failure to perform any duty as reasonably directed by the Board, which failure is not cured within 10 days after notice thereof is provided to Executive by the Board, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of the Subsidiaries or (vi) a Contract Breach. Any rights of the Company to terminate Executive for Cause under this Agreement shall not be in limitation of, but shall be in addition to, any remedy or remedies available to the Company or Parent on account of the basis for such termination for Cause (e.g., a Contract Breach). Notwithstanding the foregoing, the Company agrees that no action taken by the Executive prior to the execution of this Agreement, to the extent any of Richard J. Goldstein, Jason A. Mehring and Daniel G. MacFarlan has actual knowledge thereof prior to the execution hereof, shall serve as the primary basis for any termination for Cause.

(g) For purposes of this Agreement, Executive shall be deemed to be “Disabled” if Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company and the Subsidiaries as a result of any mental or physical illness, disability or incapacity, even with reasonable accommodations for such illness, disability or incapacity provided by the Company and the Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become Disabled (such cooperation to include submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(h) For purposes of this Agreement, “Contract Breach” means (i) breach by Executive of any of his obligations under Section 5, Section 6 or Section 7 of this Agreement, (ii) breach by Executive of any other provision of this Agreement which (A) is willful, (B) is not subject to cure, or (C) arises from Executive’s gross negligence, (iii) any other breach by Executive of this Agreement if Executive fails to cure such breach within ten (10) days following delivery to Executive of written notice describing such breach, (iv) any provision of this Agreement or, after execution and delivery of the General Release, the General Release shall cease to be (or not be) valid and binding on Executive, or (v) Executive shall claim in writing that one or more provisions of this Agreement or, after execution and delivery of the General Release, the General Release, shall not be valid and binding on Executive, or Executive shall have brought an action under this Agreement or the General Release, or otherwise relating to the subject matter of this agreement, in any court outside the state of Tennessee or otherwise taken any action contrary to the purpose of Section 24 below.

5. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and the Subsidiaries, whether before or after the date of this Agreement, concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and the Subsidiaries (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company on the Separation Date or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiaries which he may then possess or have under his control.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by Executive (whether alone or jointly with others) while employed by any of the Company and the Subsidiaries, whether before or after the date of this Agreement, or in connection with rendering services during the Consultancy Period, if any, to or on behalf of, any of the Company and the Subsidiaries (“Work Product”), belong to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period or the Consultancy Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7. Non-Compete, Non-Solicitation. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and the Subsidiaries he has become familiar with, and hereafter during the Employment Period or, if applicable, the Consultancy Period, may continue to become familiar with, the Company’s trade secrets and with other Confidential Information concerning the Company and the Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and the Subsidiaries, and therefore, Executive agrees that, during the Employment Period and for four (4) years thereafter (the “Noncompete Period”), he shall not, directly or indirectly, either as an individual or as an employee, consultant, agent, officer, director, stockholder, partner or member of another entity, sell, supervise, assist or advise others who sell, or direct the sale of, six-foot roll carpet, modular carpet tile, broadloom carpet (whether tufted or woven) or any other type of product sold by the Company or any of the Subsidiaries during the Employment Period, within the United States or Canada, which Executive agrees and acknowledges are the geographical areas in which the Company conducts extensive business. Notwithstanding the above, Executive may during the Noncompete Period sell, supervise, assist or advise others who sell, or direct the sale of, carpet exclusively for residential use, but only if (i) prior to undertaking any such activities, Executive notifies in writing each entity on behalf of which he conducts such activities of his obligations hereunder, and provides to the Company a copy of such notice, and (ii) establishes to the Company’s good faith satisfaction that such permitted activities have absolutely no connection to any activities by Executive prohibited pursuant to this Section 7.

(a) Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not, directly or indirectly, either as an individual or as an employee, consultant, agent, officer, director, stockholder, partner or member of another entity, solicit, induce or attempt to induce any owner of a site location, customer, supplier, licensee or other business relation of the Company or any of the Subsidiaries to purchase six-foot roll carpet, modular carpet tile, broadloom carpet (whether tufted or woven) or any other type of product which is sold by the Company or any of the Subsidiaries during the Employment Period or to cease doing business with the Company or any of the Subsidiaries.

(c) During the Noncompete Period, Executive shall not, directly or indirectly, either as an individual or as an employee, consultant, agent, officer, director, stockholder, partner or member of another entity, hire, retain, or solicit the employment of, any individual who was employed by the Company or any of the Subsidiaries at any time during the then preceding twelve (12) month period, or, directly or indirectly, induce or attempt to induce any such employee to leave the employ of the Company or any of the Subsidiaries.

(d) Executive agrees that he shall not make any negative or disparaging statements or communications regarding the Company, Parent, any of the Subsidiaries, or any member of the Board or such member’s employer, or any officer of Parent or the Company. For so long as Executive has not breached any of the provisions of this Agreement, each of the Company and Parent agrees not to, and to cause the Subsidiaries not to, make any negative or disparaging statements or communications regarding Executive. For purposes of this Section 7(d), the Company and the Subsidiaries shall be deemed to have made negative or disparaging statements or communications if, and only if, a member of the Board or an officer of the Company makes such statements or communications.

(e) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(f) Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties agree that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company and the Subsidiaries would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company and the Subsidiaries shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 7, the Noncompete Period shall automatically be extended by an amount of time equal to the amount of time from the initial occurrence of the breach or violation and the time as of which such breach or violation has been duly cured.

8. Stock Repurchase.

(a) Subject to the following sentence and so long as Executive complies in all respects with all of his obligations pursuant to this Agreement, on each Stock Repurchase Date (as defined in Section 8(b)), Parent shall repurchase from Executive 1,068,750 shares of preferred stock of Parent and 1,575.63 shares of common stock of Parent for an amount of cash equal to the Stock Repurchase Price (as defined in Section 8(c)) (i.e., on each of the two Stock Repurchase Dates Parent shall repurchase from Executive 25% of the shares of each class of stock of Parent held by Executive as of the date hereof, so that Parent shall repurchase from Executive an aggregate of 50% of the shares of each class of stock of Parent held by Executive as of the date hereof). Notwithstanding the foregoing, Parent shall have no obligation to purchase any of such stock pursuant to this Agreement if (i) the Employment Period is terminated by the Company for Cause, (ii) Executive resigns prior to January 27, 2007 (other than at the written request of the Board), or (iii) so doing would result in the breach of any obligation of any of the Company and the Subsidiaries in connection with any debt financing agreements or arrangements with any third party.

(b) For purposes of this Agreement, each of the following shall be a “Stock Repurchase Date”:

(i) The date that is twenty (20) days following delivery to the Company by the Company’s independent auditors of audited financial statements for Fiscal 2006; and

(ii) July 31, 2008.

(c) For purposes of this Agreement, the “Stock Repurchase Price” shall be as set forth below:

(i) If the Company’s EBITDA for Fiscal 2006 as determined by the Company for purposes of the Tandus Fiscal 2006 Management Incentive Program (the “Actual EBITDA”) is equal to or greater then $51.5 million (the “Target EBITDA”), the Stock Repurchase Price shall be $1.125 million; and

(ii) If the Actual EBITDA is less than the Target EBITDA, the Stock Repurchase Price shall be the product of $1.125 million and a fraction, the numerator of which is the Actual EBITDA and the denominator of which is the Target EBITDA.

(d) Executive represents and warrants to Parent and the Company that he acquired 4,275,000 shares of preferred stock of Parent and 6,302.52 shares of common stock of Parent from Parent (the “Executive Stock”) on January 25, 2001, that since that date he has held and as of the date hereof he continues to hold, and he agrees that through the Noncompete Period he will continue to hold (except to the extent necessary to convey to the Company or to consummate an Approved Sale, as defined in the Investor Rights Agreement (an “Approved Sale”), or upon exercise of Executive’s rights to sell Executive Stock pursuant to “Section 2C (Participation Rights)” of the Investor Rights Agreement), the Executive Stock free and clear of any and all liens, claims, options, security interests, restrictions and encumbrances of any kind or nature, and that he has delivered to Parent all certificates representing the Executive Stock. Executive represents and warrants to Parent and the Company that Executive does not hold, directly or indirectly, any interest in capital stock of Parent or the Company other than the Executive Stock and options to purchase up to an aggregate of 8,559.25 shares of Parent common stock at an exercise price of $35.70 per share (the “Executive Options”), and that neither Parent nor the Company owes him any amount (other than salary, if any, which has accrued since payment of the last regular installment thereof in accordance with the Company’s general payroll practices at the rate of $380,000 per annum and for reimbursement of business expenses in the ordinary course, if any). Executive agrees that, at the closing of any repurchase of Executive Stock pursuant to this Section 8, and as a condition to Parent’s obligations to consummate such repurchase, he shall sell, transfer and assign to Parent each share of Executive Stock so repurchased, including by delivery of certificates representing such shares, free and clear of any and all liens, claims, options, security interests, restrictions and encumbrances of any kind or nature, and Executive shall make representations and warranties to Parent as Parent shall reasonably request in connection therewith, including regarding ownership, legal capacity, conflicts and no material misstatements. Executive hereby consents to the cancellation of the Executive Options, hereby agrees that the Executive Options will automatically terminate effective upon execution hereof and, for the avoidance of doubt, acknowledges that he will not participate in any option plans of or grants by Parent or the Company.

9. Repayment of Stock Purchase Price. If any Contract Breach occurs at any time (unless such Contract Breach arises solely from an Excluded Breach, as defined below), Executive shall immediately repay to Parent an amount of cash equal to the aggregate of all Stock Repurchase Price, if any, previously paid by Parent to Executive in connection with any repurchase or repurchases of stock pursuant to Section 8. The foregoing shall not be in limitation of, but in addition to, any remedy or remedies available to the Company or Parent on account of such Contract Breach. For purposes of the foregoing, “Excluded Breach” means a breach of Section 7(c) above, or a breach which is described in clause (ii)(B) of the definition of “Contract Breach”, but in each case only if Executive takes ameliorative action which is reasonably satisfactory to the Company and demonstrates to the good faith satisfaction of the Company that such breach was unintentional and with consequences that are immaterial to the Company and the Subsidiaries.

10. Retention by Parent of Stock Certificates. Parent may, at its sole discretion, until sixty (60) days following termination of the Noncompete Period hold all certificates evidencing Executive Stock, subject to the other terms of this Agreement (and it being understood that Parent shall release such stock certificates to the extent necessary in connection with an Approved Sale). If Parent shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for any Executive Stock to be repurchased in accordance with the provisions of this Agreement, then from and after such time Executive shall no longer have any rights as a holder of such Executive Stock (other than the right to receive payment of such consideration in accordance with this Agreement), and such Executive Stock shall be deemed purchased in accordance with the applicable provisions hereof and Parent shall be deemed the owner and holder of such Executive Stock.

11. Additional Acknowledgments. Executive agrees that in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, and in consideration of the other substantial payments provided in this Agreement, including Parent’s agreement to repurchase from Executive the Executive Stock, Executive will be bound by the restrictions contained in this Agreement. Executive agrees that such restrictions are reasonable and necessary in light of, among other things, the substantial compensation granted him by the Company in this Agreement, and the fact that Executive served (and continues to serve) as the chief executive officer of the Company, thus granting him extensive access to all of the Company’s confidential and proprietary information and making him the face of the Company to the Company’s customers. Executive acknowledges that he has received consideration in respect of his obligations pursuant to the provisions of Section 5, Section 6 and Section 7, including: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 5, Section 6 and Section 7 will not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, following the Employment Period or Consultancy Period (as applicable). Executive agrees and acknowledges that the potential harm to the Company and the Subsidiaries of the non-enforcement of Section 5, Section 6 and Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

12. Laptop and Blackberry. From and after the Separation Date Executive shall be entitled to keep the laptop computer and blackberry device used by Executive as of the date hereof after the Company shall have removed all data and software therefrom, and provided that Executive shall have delivered such computer and blackberry device to the Company on the Separation Date or at any earlier time as the Company may reasonably request to enable the Company to effect such removal.

13. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, law, regulation, or decree to which Executive is a party, applicable to Executive or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

14. Survival. Section 4 through Section 29, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period or the Consultancy Period.

15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) on the business day following the date on which it is sent to the recipient by reputable overnight courier service (charges prepaid), (iii) five (5) days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

Notices to Executive:

Edgar M. Bridger

1290 Heritage Landing Drive

Chattanooga, TN 37405

Facsimile:

With a copy to:

King & Croft, LLP

127 Peachtree St. N.E.

Ste. 707

Atlanta, GA 30303

Attention: Terrence Lee Croft

Facsimile: (404) 577-8401

Notices to the Company:

Tandus Group, Inc.

311 Smith Industrial Boulevard

Dalton, Georgia 30721

Attention: Richard J. Goldstein, Chairman

Facsimile: (213) 830-6394

With a copy to:

Kirkland & Ellis LLP

777 South Figueroa Street, 34th Floor

Los Angeles, California 90017

Attention: John A. Weissenbach

                 Damon R. Fisher

Facsimile: (213) 680-8500

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including the Executive Stock Agreement between the parties hereto, dated January 21, 2001, which shall be terminated and of no further force or effect as of the date of the execution and delivery of this Agreement), but excluding any breaches thereof by either party prior to the date hereof.

18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

21. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

22. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

23. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and the Subsidiaries shall be entitled to deduct or withhold, from any amounts owing by the Company or any of the Subsidiaries to Executive, any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of the Subsidiaries or Executive’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of the Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and the Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

24. Submission to Jurisdiction. EXECUTIVE IS A RESIDENT OF THE STATE OF TENNESSEE, AND THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF TENNESSEE. FOR THIS AND OTHER REASONS, EACH OF THE

PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TENNESSEE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EXECUTIVE AFFIRMATIVELY REPRESENTS THAT HE SHALL NOT, AND WAIVES THE RIGHT TO, BRING ANY ACTION IN ANY COURT OUTSIDE THE STATE OF TENNESSEE, REGARDLESS OF WHETHER EXECUTIVE WORKS OUTSIDE THE STATE OF TENNESSEE OR MAY HEREINAFTER BECOME A RESIDENT OF ANOTHER STATE. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN TENNESSEE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF TENNESSEE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

26. Expenses. Each party shall bear its own expenses relating to the drafting, negotiation, execution and delivery of this Agreement and the other agreements contemplated hereby and of even date herewith; provided, however, that the Company shall reimburse the fees and expenses of Executive’s attorney incurred by Executive in connection therewith, upon presentation of written documentation reasonably acceptable to the Company, in an amount not to exceed $10,000 in the aggregate.

27. Outplacement Services. Unless the Company terminates Executive for Cause or Executive resigns (other than at the written request of the Board), during the one (1) year period commencing on the Separation Date the Company shall reimburse Executive for reasonable fees incurred for outplacement services for Executive in an aggregate amount not to exceed $10,000, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

28. Executive’s Cooperation. During the Employment Period, the Consultancy Period, as applicable, and thereafter, Executive shall participate with the Company and the Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony at trial, hearings, and otherwise without requiring service of a subpoena or other legal process, and, upon the Company’s request, providing to the Company any relevant information and documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s participation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals), to the extent consistent with the Company’s policies in effect from time to time with respect to travel expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

29. Dispute Resolution. Except with respect to any dispute or claim seeking injunctive or equitable relief (by itself or in addition to damages) under Section 5, Section 6 or Section 7 (which may be pursued in any federal or state court in the state of Tennessee as specified in Section 24 and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the dispute resolution procedure set forth in Exhibit C hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its affiliates (including disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 29 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit C hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction located in the State of Tennessee, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under Section 5, Section 6 or Section 7 and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARENT AND THE COMPANY:

TANDUS GROUP, INC.

By:	/s/ Richard J. Goldstein
Name: Richard J. Goldstein
Title: Chairman, Board of Directors

COLLINS & AIKMAN FLOORCOVERING, INC.

By:	/s/ Leonard F. Ferro
Name: Leonard F. Ferro
Title: Vice President, Secretary, Treasurer and Chief Financial Officer

EXECUTIVE:

/s/ Edgar M. Bridger
Edgar M. Bridger

STATE	OF TENNESSEE )

                                                                 )

COUNTY	OF HAMILTON )

On this 31st day of August, 2006, there appeared before me Edgar M. Bridger, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacities, and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

[SEAL]

[Signature Page - Employment and Separation Agreement]

Exhibit A

RESIGNATION

To:	The Board of Directors of Tandus Group, Inc. (“Parent”)

The Board of Directors of Collins & Aikman Floorcoverings, Inc. (the “Company”)

The Board of Directors of each of Monterey Carpets Inc., CAF Extrusion, Inc., Crossley Carpet Mills, Ltd., Tandus Canada Limited, Tandus Europe Limited, Tandus Manufacturing Limited, Collins & Aikman Floorcoverings Asia Pte. Ltd., Tandus Asia Pte. Ltd. and Tandus Floorcoverings (Suzhou) Co. Ltd. (collectively, the “Subsidiaries”)

August 31, 2006

In connection with the execution and delivery of the Employment and Separation Agreement as of even date herewith, by and among me, Parent and the Company, I hereby irrevocably and unconditionally tender my resignation from the Board of Directors of Parent, the Company and each of the Subsidiaries, relinquishing any and all responsibilities that I have thereto, with immediate effect. In addition I consent to the execution and delivery of the attached Amendment No.1 to the CAF Holdings, Inc. Investor Rights Agreement dated as of January 25, 2001 to provide for such resignation notwithstanding my continuing service as Chief Executive Officer of Parent under the terms of the Employment and Separation Agreement.

Edgar M. Bridger
President and Chief Executive Officer
Tandus Group, Inc. and Collins & Aikman Floorcoverings, Inc.

ExA-1

Exhibit B

GENERAL RELEASE

I, Edgar M. Bridger, in consideration of and subject to the performance by Tandus Group, Inc., (together with its subsidiaries, the “Company”), of its obligations under the Employment and Separation Agreement, dated as of August 31, 2006 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below, except for the provisions of the Agreement which expressly survive the termination of my employment with the Company and except that I retain ownership of 4,275,000 shares of preferred stock of Tandus Group, Inc. and 6,302.52 shares of common stock of Tandus Group, Inc. (subject to Section 8 of the Agreement), I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, but not limited to, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim

ExB-1

for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including without limitation attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, but not limited to, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including without limitation reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

ExB-2

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to participate as may reasonably be necessary with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my participation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony at trial, hearing, and otherwise without requiring service of a subpoena or other legal process; upon request of the Company, providing to the Company any relevant information and documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my participation in accordance with this provision, I will not be entitled to any additional compensation in connection therewith but the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), to the extent consistent with the Company’s policies in effect from time to time with respect to travel expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

11.	I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

ExB-3

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Edgar M. Bridger

ExB-4

Exhibit C

DISPUTE RESOLUTION PROCEDURE

1. Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting mediation to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such mediation. Executive and the Board shall attempt to agree on a mediator to hear and decide the Claim. If Executive and the Board cannot agree on a mediator within ten business days, they shall each select a mediator and the two mediators so selected shall within five business days jointly select a third mediator, which third mediator shall be the mediator who shall hear and decide the Claim. If a mutually acceptable resolution is not reached pursuant to mediation, the Claimant or the Opposing Party may, within 45 days after the decision of the mediator, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

2. Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If Executive and the Board cannot agree on an arbitrator within five business days, then they shall each appoint a representative for purposes of negotiating the appropriate arbitrator. Executive’s representative shall meet with the Board’s representative within five business days of their appointment, and shall mutually agree on an arbitrator. If Executive’s representative and the Board’s representative fail to agree to an arbitrator within ten business days of their appointment, the Parties shall promptly and jointly request that JAMS (previously known as the Judicial Arbitration & Mediation Service) appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, Executive and the Board shall request the appointment of another arbitrator by the same procedure described above.

3. Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

ExC-1

(a) Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b) All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c) Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d) Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.

(e) Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f) Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 60 days after the last submission by the parties, and shall take place at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing.

(g) Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(h) The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided by applicable law, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

ExC-2

4. Costs of Arbitration. As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated by the arbitrator.

5. Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6. Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

ExC-3